EXHIBIT 99.1

WOLVERINE WORLD WIDE, INC. 9341 Courtland Drive, Rockford, MI 49351 Phone (616) 866-5500; FAX (616) 866-0257

FOR IMMEDIATE RELEASE CONTACT: CHRISTI COWDIN (616) 866-6271

WOLVERINE WORLD WIDE, INC. ANNOUNCES
CEO SUCCESSION PLAN

          Rockford, Michigan, December 14, 2006 - Wolverine World Wide, Inc. (NYSE: WWW) today announced its CEO succession plan.

          "I am extremely pleased to announce the appointment of Blake W. Krueger, President and COO, to the position of Chief Executive Officer to be effective at our April annual meeting of shareholders," stated Timothy J. O'Donovan, the Company's Chairman and CEO. "After a comprehensive eighteen-month succession planning process, the Board of Directors earlier today unanimously endorsed my recommendation of this promotion. I will continue as Chairman of the Board with a primary focus of working closely with Blake to further develop our current growth initiatives and identify new opportunities."

          "Wolverine has the global team and infrastructure in place to continue the outstanding growth and consistent earnings performance the Company has achieved over the past five years," said Krueger. "With a 123-year history of building strong global brands, the future for the Company has never been brighter. Wolverine is on a clear path for success and poised to continue growth from both our core brands and new initiatives, while delivering an excellent return on investment for our shareholders."

          Krueger currently serves as President and COO of Wolverine World Wide and has been a Director of the Company since July 2006. Previously, he served as President of the Heritage Brands Group, one of the Company's four branded global operating units where he spearheaded the successful revitalization of the global Caterpillar Footwear business that has led to significant sales and profit increases over the past several years. Prior to that position, he served for ten years as an Executive Vice President and Officer of the Company with responsibilities for the human resources, retail, business development, accessory licensing, acquisitions and legal areas.

-more-

          As previously announced, Wolverine will be holding an Analyst Day on Monday, Dec. 18, 2006, at 12:15 p.m. EST to discuss long-term corporate strategies and new initiatives for the Company and its brand groups. The invitation-only event, intended for members of the analyst and professional investor communities, will be held in New York City. A webcast of the live event will be available to the public on the Company's website, www.wolverineworldwide.com.

          To listen via the Company's website, click "Investors" in the navigation bar, then click "Webcast" from the top navigation bar of the "Investors" page, or type "wolverineworldwide.com/investors_webcast.asp" into your web browser. To listen to the webcast, your computer must have Windows Media Player, which can be downloaded from the Wolverine World Wide website.

          A replay of the analyst conference webcast will be available at the Company's website, www.wolverineworldwide.com, through Jan. 15, 2007.

          With a commitment to service and product excellence, Wolverine World Wide, Inc. is one of the world's leading marketers of branded casual, active lifestyle, work, outdoor sport and uniform footwear and apparel. The Company's portfolio of highly recognized brands includes: Bates®, Hush Puppies®, HYTEST®, Merrell® Footwear and Apparel, Sebago® and Wolverine® Footwear and Apparel. The Company is also the exclusive footwear licensee of popular brands including CAT®, Harley-Davidson® and Patagonia®. The Company's products are carried by leading retailers in the U.S. and globally in over 170 countries. For additional information, please visit our website, www.wolverineworldwide.com.

# # #